Exhibit 99.1

LiveXLive Names Former Scientific Games And Las Vegas Sands Executive, Michael Quartieri, As CFO

Quartieri was recognized in 2020 by Institutional Investor As the #1 Chief Financial Officer in Gaming and Lodging

During His Combined Tenure at Scientific Games and Las Vegas Sands, Quartieri Directed the Completion of Over $10 Billion in Financing Transactions and Managed Over $700 Million in Acquisitions

LOS ANGELES, Nov. 18, 2020 -- LiveXLive Media (Nasdaq: LIVX) (“LiveXLive”), a global platform for livestream and on-demand audio, video and podcast content in music, comedy and pop culture, and owner of PodcastOne, Slacker Radio and React Presents, announced today that Michael Quartieri has been named as its new Chief Financial Officer, effective November 30, 2020. Mr. Quartieri replaces interim CFO Jerry Gold, who shall continue in his current role as the Company’s Chief Strategy Officer and a member of the Company’s Board of Directors.

Mr. Quartieri spent the past five years as Executive Vice President and Chief Financial Officer at Scientific Games (Nasdaq: SGMS), a $3.4 billion world leader in entertainment offering dynamic games, systems and services for casino, lottery, social gaming, online gaming and sports betting. He managed over $700 million in acquisitions and in 2019, he spearheaded the successful $324 million IPO of the company’s subsidiary, SciPlay Corp. During his time at Scientific Games, revenue grew to approximately $3.4 billion and a market capitalization of approximately $2.5 billion at calendar year-end 2019.  Starting in 2006, Mr. Quartieri spent nine years with Las Vegas Sands Corp. ending his tenure as Senior Vice President, Chief Accounting Officer and Global Controller. During his time at Las Vegas Sands, revenue grew from $2.24 billion to $11.69 billion and the market capitalization grew to $36.4 billion.  Previously he spent 13 years at Deloitte & Touche, rising to the position of Director of Audit and Assurance Services, specializing in gaming and hospitality. Mr. Quartieri holds a Master of Accounting and a Bachelor of Science in Accounting from the University of Southern California and is a Certified Public Accountant.

Mr. Quartieri commented, “After an extensive review of LiveXLive, its product offerings and current positioning within the livestream, on-demand audio, video and podcast sectors, I believe the critical pieces are in place to build the Company into a significant enterprise. I am particularly excited about working with the Company’s highly accomplished and experienced management team.”

LiveXLive CEO and Chairman, Robert Ellin, stated, “Mike brings an exceptional track record to LiveXLive and is a renowned and highly respected executive within the gaming and entertainment industry as well as among institutional investors and analysts. His broad business acumen in operations, mergers and acquisitions, international business, capital formation, and investor relations will be a great asset to our management team.”

About LiveXLive Media, Inc.

Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the “Company”) (pronounced Live “by” Live) is a global platform for livestream and on-demand audio, video and podcast content in music, comedy, and pop culture. LiveXLive, which has streamed over 1500 artists since January 2020, has become a go-to partner for the world’s top artists and celebrity voices as well as music festivals and concerts, including Rock in Rio, EDC Las Vegas, and many others. In April 2020, LiveXLive produced its first 48-hour music festival called “Music Lives” with tremendous success as it earned over 50 million views and over 5 billion views for #musiclives on TikTok with over 100 performances. The Company’s library of global events, video-audio podcasts and original shows are also available on Amazon, Apple TV, Roku and Samsung TVs in addition to its own app, destination site and social channels. The Company’s wholly-owned subsidiary, PodcastOne, generates more than 2.1 billion downloads annually across more than 350 podcast episodes produces weekly. For more information, visit www.livexlive.com and follow us on Facebook, Instagram, TikTok, Twitter at @livexlive, and YouTube.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company’s ability to consummate any proposed financing or acquisition and the timing of the closing of such proposed transactions, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of any proposed transaction will not occur; the Company’s ability to continue as a going concern; the Company’s ability to attract, maintain and increase the number of its users and paid subscribers; the Company identifying, acquiring, securing and developing content; the Company’s ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; the effects of the global Covid-19 pandemic; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 26, 2020, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 16, 2020, and in the Company’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof and the Company disclaims any obligations to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

LiveXLive IR Contact:
310.529.2500
ir@livexlive.com

LiveXLive Press Contact:
The Rose Group
Lyndadorf@therosegrp.com